Exhibit 99.1

Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Announces Board Retirements and New Director Nominations
PORTLAND, Ore., June 12, 2015 - Electro Scientific Industries, Inc. (NASDAQ:ESIO), an innovator in laser-based manufacturing solutions for the micro-machining industry, today announced that Richard Faubert and Barry Harmon will retire from the Board of Directors at the upcoming shareholder meeting this August. ESI previously announced that Jon Tomkins, former Chairman of the Board, would be leaving the Board at that time due to age limits in ESI’s Corporate Governance Guidelines.
ESI also announced today that three new director candidates have been nominated by the Board for election at the August shareholder meeting: John Medica, a former executive with Apple, Inc. and Dell Computer and current Vice Chairman of Compal Electronics; Ray Link, former Chief Financial Officer of FEI Co.; and Laurence Cramer, President of Continuum Electro-Optics Inc. and a laser industry veteran.
Rick Wills, ESI Chairman, commented, “We would like to thank Jon, Richie and Barry for their many contributions to ESI over more than 40 years of collective service.” Wills further commented, “We are delighted to invite John, Ray and Larry to join the Board at this important turnaround juncture in ESI’s history. Their combined experiences are a good match in support of the company’s future direction.”
Mr. Wills joined ESI’s Board in August of last year and became Chairman in February 2015. He is the former CEO and Chairman of Tektronix Inc.
Continuing on the Board after the August shareholder meeting will be David Nierenberg, President of Nierenberg Investment Management Company which is the second largest shareholder of ESI; Frederick Ball, Chief Financial Officer of Marketo, Inc.; Robert Walker, a retired Agilent executive; and Edward Grady, CEO of ESI. Mr. Wills and Mr. Nierenberg are also candidates for election at the August annual meeting.
Biographies of the director candidates and the other continuing Board members will be in the upcoming ESI proxy.
Additional Information
The election of directors will be submitted to ESI shareholders for consideration and approval. ESI will file a proxy statement with the Securities and Exchange Commission (“SEC”) regarding the election of directors.
ESI SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ESI AND THE CANDIDATES FOR DIRECTOR.
ESI shareholders may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed with the SEC by ESI at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when available, and other filings made by ESI with the SEC also may be obtained from the Investor Relations section of ESI’s web site (http://investors.esi.com/sec.cfm) or by directing a request to ESI, Attn: Investor Relations, at 13900 N.W. Science Park Drive, Portland, Oregon 97229.
ESI and its directors, officers, and employees may be deemed to be participants in the solicitation of proxies from the shareholders of ESI in favor of the election of the candidates described in the press release.

About ESI
ESI's integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI's laser-based manufacturing solutions feature the micro-machining industry's highest precision and speed, and target the lowest total cost of ownership. ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.